Exhibit 3.1
THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES
CERTIFICATE OF AMENDMENT TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
of
THE HALLWOOD GROUP INCORPORATED
     It is hereby certified that:
     1. The name of the corporation (hereinafter called the “corporation”) is The Hallwood Group Incorporated.
     2. The Second Restated Certificate of Incorporation of the corporation is hereby amended by striking out the FIFTH article thereof and by substituting in lieu of said article the following new article:
     “FIFTH: The business and property of the corporation shall be managed by a Board of Directors. The number of directors constituting the board shall be such number not less than three nor more than fourteen as shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors.”
     3. The amendment to the Second Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
Signed on this 13th day of May, 2009.

By:	/s/ Richard Kelley
Richard Kelley
Vice President, Chief Financial Officer and Secretary